UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	March 6, 2014
(Date of earliest event reported)	March 5, 2014

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02		Termination of a Material Definitive Agreement

As previously disclosed, on February 3, 2014, ONEOK, Inc. (ONEOK) notified the trustee for its 5.2 percent notes due 2015 (the Notes) of ONEOK’s election to call for redemption (the Redemption) all of the outstanding Notes, with a principal amount of $400 million. On March 5, 2014, ONEOK redeemed the Notes for a total of approximately $430.1 million, consisting of the principal amount and a make-whole amount, plus accrued and unpaid interest. The Notes were originally issued under a base indenture (the Base Indenture) dated December 28, 2001, between ONEOK, and SunTrust Bank, as trustee (the Trustee), as supplemented by a supplemental indenture (collectively with the Base Indenture, the Indenture), dated June 17, 2005, between ONEOK and the Trustee. As a result of the Redemption, ONEOK’s obligations under the Indenture relating to the Notes were terminated as of March 5, 2014.

Item 7.01		Regulation FD Disclosure

On March 5, 2014, we and ONEOK Partners, L.P. (ONEOK Partners) announced we will participate in the Barclays Investment Grade Energy and Pipeline Conference on Thursday, March 6, 2014, in New York City. A copy of the news release is attached as Exhibit 99.1 and is incorporated herein by reference.

The materials utilized at the conference were made available on the ONEOK and ONEOK Partners websites, www.oneok.com and www.oneokpartners.com, on Thursday, March 6, 2014, beginning at 8 a.m. Eastern Standard Time (7 a.m. Central Standard Time).

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01		Financial Statements and Exhibits

	(d)	Exhibits

Exhibit Number	Description

99.1		News release issued by ONEOK, Inc. and ONEOK Partners, L.P. dated March 5, 2014.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	March 6, 2014	By:	/s/ Derek S. Reiners
Derek S. Reiners Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	(d)	News release issued by ONEOK, Inc. and ONEOK Partners, L.P. dated March 5, 2014.

4